Exhibit 10.1

Executive Separation and Release Agreement

This Executive Separation and Release Agreement (the “Agreement”) is entered into by and between Ekso Bionics Holdings, Inc. (the “Company”) and Jack Peurach (“Executive”) (collectively, “Parties”).

RECITALS

WHEREAS, the Company and Executive intend by this Agreement to settle all legal rights and obligations arising out of or resulting from their employment relationship and its termination and part amicably;

WHEREAS, the Company and Executive have determined that Executive’s last day of employment with the Company will be January 21, 2022 (the “Date of Termination”) in accordance with the terms of the Employment Agreement by and between Executive and the Company, dated August 7, 2018 (the “Employment Agreement”);

WHEREAS, Executive acknowledges that, except as set forth in this Agreement, pursuant to Section 4.1 of the Employment Agreement, the Company shall have no obligation to make payments to the Executive under any terms of the Employment Agreement other than for Executive’s Base Salary earned, but unpaid, through the date of the Executive’s separation, any accrued but unused vacation, and reimbursement of Executives valid business expenses;

WHEREAS, the Company wishes to assist Executive in the transition to other employment and has offered to provide Executive with severance benefits described below in exchange for the release of claims and continuing obligations contained in this Agreement; and

WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

ACCORDINGLY, the Parties agree as follows:

1.            Separation. Executive’s employment with the Company and any other position held with the Company or any Affiliate shall cease effective as of the Date of Termination. “Affiliate” means any entity that directly or indirectly controls, is controlled by, or is under common control with the Company.

In addition, this Agreement shall constitute notice to the Company of Executive’s resignation from the Company’s Board of Directors effective as of the Date of Termination in accordance with Section 1 of Article III of the Company’s By-Laws. Executive confirms his resignation from the Company’s Board of Directors is not because of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

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2.             Accrued Obligations and Severance.

a.    Accrued Obligations. Executive will receive (i) any unpaid salary earned through the Date of Termination, including any accrued but unused vacation, and (ii) reimbursement for any unreimbursed business expenses properly incurred by Executive through the Date of Termination, in accordance with the Company’s expense reimbursement policy.

b.    Severance Pay and Benefits. In consideration for, and subject to, Executive’s compliance with Sections 5, 6, 7, 9 and 10 of the Employment Agreement and execution, non-revocation, and compliance with this Agreement, including without limitation the Continuing Obligations set forth in Section 9 below, the Company will provide Executive with the following (collectively, the “Severance Benefits”):

i.             an amount equal to nine (9) months of Executive’s current Base Salary (i.e., $350,000 per year), payable in equal installments on the Company’s regular payroll dates, and paid less all applicable deductions and withholdings, provided that the first such payment will not be paid until the Company’s first payroll date after the Effective Date (as defined below) and such first payment will include any Base Salary that would have been paid on any payroll dates between the Date of Termination and such first payroll date;

ii.            if Executive timely elects under COBRA continued healthcare coverage for Executive and/or Executive’s covered dependents under the Company’s group health plans, the Company will continue to pay the employer portion of the COBRA premium costs of medical, prescription, dental and vision coverage, as applicable, under the Company’ group health plans (as in effect from time to time) for Executive and covered dependents, in the monthly amount of the employer portion of the group health coverage of active Company employees (for the avoidance of doubt, the Executive will be responsible for paying the employee portion of such coverage) until the earliest of: (1) October 21, 2022; (2) the date Executive becomes eligible for health insurance coverage from a new employer; or (3) the date Executive is no longer eligible to continue coverage under COBRA (the “COBRA Subsidy Period”); provided, that, if at any time the Company determines that its payment of COBRA premiums on behalf of Executive would violate the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then instead of paying the COBRA premiums, the Company will pay to Executive, on the last day of each remaining month of the COBRA Subsidy Period, a taxable cash payment equal to the employer portion of the COBRA premium, subject to applicable tax withholding for the remainder of the COBRA Subsidy Period; provided, further that if Executive becomes eligible for coverage under another employer’s health insurance, Executive must immediately notify of the Company of such event;

iii.           in respect of Executive’s potentially earned, but unpaid, Annual Bonus for 2021, Executive’s prior performance with the Company and other factors, a lump sum payment in the amount of $187,250, less applicable deductions and withholdings, which will be paid on the first payroll date after the Effective Date; and

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iv.            (A) the 1/3rd tranche (15,241 restricted stock units) of the restricted stock unit award granted March 3, 2021, which was scheduled to vest on March 3, 2022, will not be forfeited on the Date of Termination and will instead vest on the Effective Date (as defined below) and will be settled within 30 days thereafter; (B) 1/6th (12,500 restricted stock units) of the restricted stock unit award granted August 31, 2021 will not be forfeited on the Date of Termination and will instead vest on the Effective Date (as defined below) and will be settled within 30 days thereafter; and (C) the 1/3rd tranche of the performance unit award granted March 3, 2021 that would vest upon achievement of performance at the “target” level (15,241 performance units), which was scheduled to vest when the Company’s compensation committee certifies performance results, will not be forfeited on the Date of Termination and will instead vest on the Effective Date (regardless of whether the actual level of performance determined by the Company’s compensation committee is greater than or less than the “target” level) and will be settled within 30 days thereafter. All of Executive’s other unvested equity awards (including any other unvested portions of the awards described above) shall be forfeited on the Date of Termination.

c.     Consideration. Executive acknowledges that the Severance Benefits and the Company’s other promises in this Agreement constitute adequate consideration for Executive’s promises and obligations under this Agreement.

d.    Discontinuation and Return of Paid Severance. If at any time Executive fails to comply with any of Executive’s promises and obligations under this Agreement, including any confidentiality obligations, which failure is material, the Company’s obligation to provide any and all Severance Benefits to Executive shall immediately cease and Executive shall be obligated to repay any Severance Benefits previously provided by the Company.

e.     Taxes and Withholding. The Company shall withhold from the Severance Benefits any amount required to satisfy applicable withholding requirements; and shall report the provision of the Severance Benefits to the appropriate taxing authorities, all as required by applicable federal, state or local law, regulation or ordinance. Executive agree that Executive is responsible for and will pay all taxes Executive owes on the Severance Benefits. The Company makes no representations regarding the taxability of the Severance Benefits. Executive shall indemnify and hold harmless and shall repay the Company for the full amount of any taxes, assessments, interest, penalties, attorneys’ fees and costs the Company incurs as a result of Executive’s failure to pay all taxes (including interest and penalties) owed by Executive on the Severance Benefits.

f.      Section 409A. The payments made under this Agreement are intended to be exempt from section 409A of the Code and applicable guidance issued thereunder (“Section 409A“) or, to the extent not so exempt, to comply with Section 409A; however, the Company, the Company's Affiliates, and their respective employees, officers, directors, agents and representatives (including, without limitation, legal counsel) will not have any liability to Executive with respect to any taxes, penalties, interest or other costs or expenses that Executive or any related party may incur with respect to or as a result of Section 409A or for damages for failing to comply with Section 409A. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate and distinct payment for purposes of Section 409A. Any reimbursements or in-kind benefits provided to or for Executive’s benefit that constitute deferred compensation for purposes of Section 409A shall be provided in a manner that complies with Treasury Regulation Section 1.409A-3(i)(1)(iv). Accordingly, (i) all such reimbursements will be made not later than the last day of the calendar year after the calendar year in which the expenses were incurred, (ii) any right to such reimbursements or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (iii) the amount of the expenses eligible for reimbursement, or the amount of any in-kind benefit provided, during any taxable year will not affect the amount of expenses eligible for reimbursement, or the in-kind benefits provided, in any other taxable year.

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g.     Other Compensation or Benefits. Executive acknowledges that, except as expressly provided in this Agreement, Executive is not entitled to and will not receive any additional compensation or benefits from the Company after the Date of Termination. Executive specifically acknowledges and agrees that Executive is not entitled to any benefits pursuant to Sections 4.2 or 4.3 of the Employment Agreement.

3.            General Release by Executive. Executive and Executive’s representatives, heirs, successors, and assigns do hereby completely release and forever discharge the Company, any Affiliate, and its and their present and former shareholders, officers, directors, agents, employees, attorneys, successors, and assigns (collectively, “Company Released Parties”) from all claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character, known or unknown, which Executive may have now or in the future arising from any act or omission or condition occurring on or prior to the Effective Date of this Agreement (including, without limitation, the future effects of such acts, omissions, or conditions), whether based on tort, contract (express or implied), or any federal, state, or local law, statute, or regulation (collectively, the “Executive Released Claims”). By way of example and not in limitation of the foregoing, Executive Released Claims shall include any claims arising under the Fair Labor Standards Act, the National Labor Relations Act, the Family and Medical Leave Act, Executive Retirement Income Security Act of 1974, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, and the California Family Rights Act, the California Labor Code, all as amended, along with their implementing regulations, as well as any claims asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy, and claims related to disability. Executive Released Claims shall also include, but not be limited to, any claims for severance pay, bonuses, sick leave, vacation pay, life or health insurance, or any other benefit, including but not limited, to any claims for payments or other benefits related to the Employment Agreement. Executive likewise releases the Released Parties from any and all obligations for attorneys’ fees incurred in regard to the above claims or otherwise. Notwithstanding the foregoing, Released Claims shall not include: (i) any claims that arise or occur after the Effective Date of this Agreement; (ii) breach of any obligations created by or reaffirmed in this Agreement; (ii) any vested retirement benefits or vested equity; or (iii) any claims which by law cannot be released, including without limitation unemployment compensation claims and workers’ compensation claims (the settlement of which would require approval by the California Workers’ Compensation Appeals Board); (iv) any claim for indemnification under California Labor Code § 2802, the Employment Agreement, the Company’s bylaws or certificate of incorporation, or any agreement providing for indemnification of Executive; (v) any claims for coverage under any D&O or other similar insurance policy; or (vi) as set forth in Section 8 below. The Company agrees that it will not modify any D&O or similar insurance policy or the Company’s Bylaws in such a way as to eliminate or reduce the protection of Executive in a manner different from the Company’s other similarly situated current or former executive officers or directors with respect of any matter occurring or any action or proceeding accruing or arising or that, but for this clause, would accrue or arise, prior to such amendment, repeal or adoption of such provision.

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4.            General Release by the Company. The Company on its own behalf and on behalf of each of the Released Parties hereby completely releases and forever discharges Executive from all from all claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character, known or unknown, which such person may have now or in the future arising from any act or omission or condition occurring on or prior to the Effective Date of this Agreement (including, without limitation, the future effects of such acts, omissions, or conditions), whether based on tort, contract (express or implied), or any federal, state, or local law, statute, or regulation related in any way to his employment or other relationship with the Company (the “Company Released Claims” and collectively with the Executive Released Claims, the “Released Claims”) . Notwithstanding the foregoing, the Company’s Released Claims shall not include: (i) any claims that arise or occur after the Effective Date of this Agreement; (ii) breach of any obligations created by or reaffirmed in this Agreement, or (ii) breach of any nondisclosure or invention assignment obligations under the Employment Agreement, Executive’s Employee Invention Assignment and Confidentiality Agreement (the “Proprietary Information Agreement”), or any other written agreement between Executive and the Company.

5.            Section 1542 Waiver. The Parties understand and agree that the Released Claims include not only claims presently known to them, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the Released Claims as described in Sections 3 and 4, above. The Parties understands that the Parties may hereafter discover facts different from what the Parties now believes to be true, which if known, could have materially affected this Agreement, but the Parties nevertheless waive any claims or rights based on different or additional facts. The Parties knowingly and voluntarily waive any and all rights or benefits that the Parties may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

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6.            Covenant Not to Sue. Neither the Company nor Executive shall bring a civil action in any court (or file an arbitration claim) against the other or any other Released Party asserting claims pertaining in any manner to the Released Claims. Executive understands that this Section 6 does not prevent Executive from filing a charge with or participating in an investigation by a governmental administrative agency; provided, that, except for awards made pursuant to a government-administered whistleblower award program as set forth in Section 8 below, Executive hereby waives any right to receive any monetary award resulting from such a charge or investigation.

7.            Age Discrimination Claims. Executive understands and agrees that, by entering into this Agreement, Executive: (i) is waiving any rights or claims Executive might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act; (ii) has received consideration beyond that to which Executive was previously entitled; (iii) has been advised to consult with an attorney before signing this Agreement; and (iv) has been offered the opportunity to evaluate the terms of this Agreement for not less than twenty-one (21) days prior to execution of the Agreement. Executive may revoke this Agreement (by written notice to the Chair of the Company’s Board of Directors at the Company’s notice address set forth in the Employment Agreement) for a period of seven (7) days after execution of the Agreement, and it shall become enforceable only upon the expiration of this revocation period without prior revocation by Executive. Executive understands and agrees that any notice of revocation must be delivered in a manner such that it is received by the Chair of the Company’s Board of Directors by the end of the seventh (7th) day after Executive executes this Agreement; and, further, if any modifications are made to this Agreement before Executive executes it, the twenty-one (21) day consideration period will not restart on account of those modifications. Executive understands that if Executive revokes this Agreement, Executive will not be eligible to receive any of the Severance Benefits or other consideration under this Agreement.

8.            Protected Rights; Defend Trade Secrets Act Notification.

a.            Executive is advised and understands that nothing in this Agreement prevents Executive from filing a charge with, or participating in an investigation, by or reporting an alleged violation of law to a governmental administrative agency such as the U.S. Equal Employment Opportunity Commission, the U.S. National Labor Relations Board, or the U.S. Securities and Exchange Commission; provided, that Executive waives any right to receive any monetary award resulting from such a report, charge or investigation, except pursuant to a government administered whistleblower award program. Further, nothing in this Agreement will in any way restrict or impede Executive from disclosing the underlying facts or circumstances regarding an alleged instances of discrimination, sexual harassment, assault, or abuse.

b.            The Company hereby provides Executive with notice that 18 U.S.C. § 1833(b) states as follows:

“An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

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c.            Accordingly, notwithstanding anything to the contrary in this Agreement or in the Company’s Proprietary Information Agreement, Executive understands that Executive has the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Executive understands that Executive also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Executive understands and acknowledges that nothing in this Agreement nor in the Company’s Proprietary Information Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

9.            Continuing Obligations.

a.    Confidentiality/Return of Property. Executive agrees that Executive has complied with and remains bound by Executive’s promises and obligations under the Proprietary Information Agreement and Sections 5, 6, and 7 of the Employment Agreement. In accordance with Sections 9 and 10 of the Proprietary Information Agreement, Executive represents and warrants that Executive has returned to the Company—and has not retained any copies of—all Company property, including, without limitation, all documents and data in whatever form maintained, Confidential Information, computer hardware or software, files, papers, memoranda, correspondence, client lists, employee information, financial records and information, credit cards, keys, access cards, tape recordings, pictures and any other items of any nature which were or are the property of the Company. Executive acknowledges and agrees that the Company’s obligation to provide the Severance Benefits is subject to Executive’s continued compliance with Executive’s obligations in this Section.

b.    Transition of Duties. For nine (9) months immediately following the Date of Termination, Executive agrees to cooperate with transitioning Executive’s responsibilities to the Company. Executive will not be eligible to any remuneration or fees for any such cooperation beyond the Severance Benefits so long as such cooperation does not require Executive to provide services to the Company more than ten (10) hours per month.

c.    Litigation and Regulatory Cooperation. Executive agrees to comply with Executive’s ongoing obligations under Section 10 of the Employment Agreement to cooperate in any pending or future litigation and/or administrative investigation in which the Company is a party and/or is the subject of an administrative investigation.

10.          Mutual Non-Disparagement. Executive agrees and covenants that Executive shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory, maliciously false, or disparaging remarks, comments, or statements concerning the Company or its Affiliates, or any of their employees, officers, directors, and other associated third parties, now or in the future. The Company agrees and covenants that the Company and its executive officers and directors (while they are employed or engaged by the Company) shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory, maliciously false, or disparaging remarks, comments, or statements concerning Executive. Nothing in this Agreement shall preclude Executive, the Company, of any of the Company’s executive officers or directors from testifying truthfully pursuant to a lawfully issued subpoena or from truthfully responding to or participating in any government inquiry.

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11.            Non-admission. The Parties understand and agree that the furnishing of the consideration for this Agreement and the waiver of claims shall not be deemed or construed at any time or for any purpose as an admission of liability by the Company or Executive. The liability for any and all claims is expressly denied by the Company and Executive.

12.            Entire Agreement. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement among the Parties hereto with regard to the subject matter hereof. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained or referenced herein and supersedes any prior agreements between the Parties regarding the subjects described herein; provided, however, that Executive’s obligations under the Proprietary Information Agreement, Sections 5, 6, 7, 9, and 10 of the Employment Agreement, and any other written agreement between Executive and the Company whereby Executive has obligations to protection of the Company’s intellectual property, confidential information, proprietary information, and/or trade secrets shall remain in full force and effect and are not modified or superseded by this Agreement.

13.            Amendments; Waivers. This Agreement may not be amended except by an instrument in writing, signed by each of the Parties. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

14.            Successors and Assigns. Each of Executive and Company represents that such party has not previously assigned or transferred any claims or rights released by Executive pursuant to this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, successors, attorneys, and permitted assigns. This Agreement shall also inure to the benefit of any Released Party.

15.            Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of California, without regard to conflict of laws provisions. Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the County of Contra Costa, State of California (or, if appropriate, a federal court located within California and having jurisdiction of the area including Contra Costa Country), and the Company and Executive each consents to the jurisdiction of such a court. The Company and Executive each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

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16.            Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any Party. By way of example and not in limitation, this Agreement shall not be construed in favor of the Party receiving a benefit nor against the Party responsible for any particular language in this Agreement. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

17.            Representation by Counsel. The Parties acknowledge that (i) they have had the opportunity to consult counsel in regard to this Agreement (and in fact have consulted with counsel of their choice); (ii) they have read and understand the Agreement and they are fully aware of its legal effect; and (iii) they are entering into this Agreement freely and voluntarily, and based on each Party’s own judgment and not on any representations or promises made by the other Party, other than those contained in this Agreement.

18.            Counterparts. This Agreement may be executed in counterparts. True copies of such executed counterparts may be used in lieu of an original for any purpose.

19.            Effective Date. Other than Section 1, which shall become effective immediately on the date of this Agreement, this Agreement shall become effective on the eighth (8th) day after the date executed by Executive (the “Effective Date”), but only if the Agreement is not revoked as provided in Section 7. If the Agreement is revoked, it shall be null and void, except Executive shall be deemed to have been terminated by the Company without cause effective January 21, 2022, and the second paragraph of Section 1 of this Agreement shall remain effective.

[SIGNATURE PAGE FOLLOWS]

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The Parties have duly executed this Executive Separation and Release Agreement as of the dates noted below.

Jack Peurach

/s/ Jack Peurach

Date:	January 19, 2022

Ekso Bionics Holdings, Inc.

By:	/s/ Steven Sherman

Name:	Steven Sherman

Title:	Chair of the Board of Directors, as authorized by the Board of Directors

Date:	January 20, 2022

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